    Exhibit 99.1

Edesa Biotech Reports Fiscal First Quarter 2021 Results

TORONTO, ON / ACCESSWIRE / February 16, 2021 / Edesa Biotech, Inc. (Nasdaq: EDSA), a clinical-stage biopharmaceutical company focused on inflammatory and immune-related diseases, today reported financial results for the three months ended December 31, 2020 and provided an update on its business.

Earlier this month, the company announced that it has been awarded a C$14 million reimbursement grant from the Canadian government. The funds will support the Phase 2 portion of an ongoing Phase 2/Phase 3 clinical study of Edesa’s investigational drug, EB05, as a treatment for Acute Respiratory Distress Syndrome (ARDS). ARDS is a life-threatening form of respiratory failure, and the leading cause of death among COVID-19 patients. Should the antibody treatment demonstrate promising results at the Phase 2 readout, the company plans to continue with a pivotal Phase 3 study and enter negotiations for additional government funding. Last month, the company announced that it received approval from the U.S. Food and Drug Administration and Health Canada to add a sub-study to the ARDS trial. The sub-study will evaluate the drug as a potential rescue therapy for critically severe COVID-19 cases.

“We initiated our ARDS study in the midst of an unprecedented resurgence of SARS-CoV-2 infections and are working closely with our hospital partners to help meet the urgent medical needs of COVID-19 patients. The federal funding will allow us to move ahead much more quickly than we could do otherwise,” said Dr. Par Nijhawan, Chief Executive Officer of Edesa. “Based on current enrollment trends, we are looking forward to the first interim analysis in the near term and moving another step closer to providing a new, effective treatment option for COVID-19 patients.”

In addition to its ARDS clinical program, during the first fiscal quarter, the company also reported ongoing progress in a Phase 2b study of its non-steroidal anti-inflammatory drug candidate in chronic allergic contact dermatitis. More than 50% of the patients planned for the first cohort had been randomized and dosed.

Edesa’s Chief Financial Officer Kathi Niffenegger reported that the company’s expenditures during the first fiscal quarter were in line with management’s expectations and reflected the company’s plans to advance both its ARDS and dermatitis studies concurrently. "The change in our research and development expenses over the comparable period reflect the priority we have placed in rapidly getting our monoclonal antibody candidate in the hands of frontline physicians, and expanding our international Phase 2/3 study to multiple jurisdictions," said Ms. Niffenegger.

Financial Results for the Three Months Ended December 31, 2020

There were no revenues for the three months ended December 31, 2020 compared to $0.11 million for the three months ended December 31, 2019, reflecting the winddown and discontinuation of sales of product inventory obtained in the reverse acquisition.

Total operating expenses increased by $1.40 million to $2.61 million for the three months ended December 31, 2020 compared to $1.21 million for the same period last year:

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There were no cost of sales for the three months ended December 31, 2020 as a result of the winddown and discontinuation of sales of product inventory obtained in the reverse acquisition. For the same period last year, cost of sales was less than $0.01 million.

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Research and development expenses increased by $0.85 million to $1.38 million for the three months ended December 31, 2020 compared to $0.53 million for the same period last year primarily due to increased external research expenses related to the company’s ongoing clinical studies and an increase in non-cash share-based compensation. Higher salary and related personnel expenses and patent fees also contributed to the increase.

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General and administrative expenses increased by $0.55 million to $1.23 million for the three months ended December 31, 2020 compared to $0.68 million for the same period last year primarily as a result of an increase in non-cash share-based compensation. Higher salary and related personnel expenses, and legal and other professional services also contributed to the increase.

For the three months ended December 31, 2020, Edesa reported a net loss of $2.64 million, or $0.26 per common share, compared to a net loss of $1.09 million, or $0.15 per common share, for the three months ended December 31, 2019.

Working Capital

At December 31, 2020, Edesa had working capital of $6.76 million. Cash and cash equivalents totaled $6.31 million. From January 1 to February 12, 2021, the company received combined net proceeds of $3.13 million from the issuance of common shares under an equity distribution agreement with RBC Capital Markets and exercises of common share purchase warrants and share options.

Calendar

Edesa management plans to participate in the H.C. Wainwright Annual Global Life Sciences Conference scheduled for March 9-10, 2021. Investors interested in meetings with management can schedule one-on-one teleconference and video meetings through the conference website or by contacting Edesa at investors@edesabiotech.com.

About Edesa Biotech, Inc.

Edesa Biotech, Inc. (Nasdaq: EDSA) is a clinical-stage biopharmaceutical company focused on developing innovative treatments for inflammatory and immune-related diseases with clear unmet medical needs. The company’s two lead product candidates, EB05 and EB01, are in later stage clinical studies. EB05 is a monoclonal antibody therapy that we are developing as a treatment for Acute Respiratory Distress Syndrome (ARDS). ARDS is a life-threatening form of respiratory failure, and the leading cause of death among COVID-19 patients. Edesa is also developing an sPLA2 inhibitor, designated as EB01, as a topical treatment for chronic allergic contact dermatitis (ACD), a common, potentially debilitating condition and occupational illness. EB01 employs a novel, non-steroidal mechanism of action and in two clinical studies has demonstrated statistically significant improvement of multiple symptoms in ACD patients. The company is based in Markham, Ontario, Canada, with a U.S. subsidiary located in Southern California. Sign up for news alerts.

Edesa Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions, including statements related to: upcoming milestones in the company’s clinical studies, including enrollment milestones and interim readouts for its COVID-19 and dermatitis studies. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include: the ability of Edesa to obtain regulatory approval for or successfully commercialize any of its product candidates, the risk that access to sufficient capital to fund Edesa’s operations may not be available or may be available on terms that are not commercially favorable to Edesa, the risk that Edesa’s product candidates may not be effective against the diseases tested in its clinical trials, the risk that Edesa fails to comply with the terms of license agreements with third parties and as a result loses the right to use key intellectual property in its business, Edesa’s ability to protect its intellectual property, the timing and success of submission, acceptance and approval of regulatory filings, and the impacts of public health crises, such as COVID-19. Many of these factors that will determine actual results are beyond the company's ability to control or predict. For a discussion of further risks and uncertainties related to Edesa's business, please refer to Edesa’s public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Edesa assumes no obligation to update such statements.

Contact

Gary Koppenjan
Edesa Biotech, Inc.
(805) 488-2800 ext. 150
investors@edesabiotech.com

Condensed Interim Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	December 31, 2020	December 31, 2019

Total Revenues	$-	$107,800

Expenses:
Cost of sales	-	3,778
Research and development	1,379,654	527,998
General and administrative	1,234,148	681,706

	2,613,802	1,213,482

Loss from operations	(2,613,802)	(1,105,682)

Other income (loss)	(23,810)	12,149
Income tax expense	-	800

Net loss	(2,637,612)	(1,094,333)

Exchange differences on translation	103,427	18,114

Net comprehensive loss	$(2,534,185)	$(1,076,219)

Weighted average number of common shares	10,277,750	7,504,468

Loss per common share - basic and diluted	$(0.26)	$(0.15)

Condensed Interim Consolidated Balance Sheets
(Unaudited)

	December 31, 2020	September 30, 2020

Assets:
Cash and cash equivalents	$6,305,293	$7,213,695
Other current assets	1,362,032	890,323
Property and equipment, net	14,788	14,815
Intangible asset, net	2,458,243	2,483,536
Operating lease right-of-use assets	150,413	160,006

Total Assets	$10,290,769	$10,762,375

Liabilities, shareholders' equity and temporary equity:
Current liabilities	$906,327	$1,529,857
Noncurrent liabilities	127,005	124,388
Temporary equity	1,372,213	2,476,955
Shareholders' equity	7,885,224	6,631,175

Total liabilities, shareholders' equity and temporary equity	$10,290,769	$10,762,375

Condensed Interim Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	December 31, 2020	December 31, 2019

Cash flows from operating activities:
Net loss	$(2,637,612)	$(1,094,333)
Adjustments for non-cash items	751,752	11,178
Change in working capital items	(1,124,669)	293,443

Net cash used in operating activities	(3,010,529)	(789,712)

Net cash used in investing activities	(1,135)	(477,293)

Net cash provided by financing activities	1,994,972	45,000

Effect of exchange rate changes on cash and cash equivalents	108,290	18,472

Increase in cash and cash equivalents during the period	(908,402)	(1,203,533)
Cash and cash equivalents, beginning of period	7,213,695	5,030,583

Cash and cash equivalents, end of period	$6,305,293	$3,827,050